This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units. Each Offer is being made solely by the Offer to Purchase dated April 10, 2001 and the related Agreement of Transfer and Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, the Unit Holders that reside in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, only by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

                           Notice of Offer to Purchase

                  3,000 UNITS OF LIMITED PARTNERSHIP INTERESTS
                                       in
           NATIONAL REAL ESTATE LIMITED PARTNERSHIP INCOME PROPERTIES
                                       by
                            MILLENIUM MANAGEMENT, LLC
                                       for
                              $210 PER UNIT IN CASH


     Millenium Management, LLC, a California limited liability company (the "Purchaser"), is offering to purchase up to 3,000 units of limited partnership interest ("Units") in National Real Estate Limited Partnership Income Properties, a Wisconsin limited partnership (the "Partnership"), at a cash purchase price of $210 per Unit, without interest, less the amount of the Distributions (as defined in the Offer to Purchase) per Unit, if any, made to the holders of Units ("Unit Holders") by the Partnership after April 9, 2001, and less any transfer fees charged by the Partnership, which the Partnership advised Purchaser are $50 per transfer (regardless of the number of Units transferred), upon the terms and conditions set forth in the Offer to Purchase, dated April 10, 2001, as it may be supplemented or amended (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended (the "Letter of Transmittal," and, together with the Offer to Purchase, the "Offer"). The Offer is not subject to brokerage commissions and is not conditioned upon financing.

THE OFFER,  WITHDRAWAL RIGHTS AND PRO-RATION PERIOD WILL EXPIRE AT 5:00 P.M. LOS
       ANGELES TIME ON MONDAY, MAY 9, 2001, UNLESS THE OFFER IS EXTENDED.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives oral or written notice to the Partnership of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to the Unit Holders whose Units have been accepted for payment.
     The Purchaser is making the Offer in order to acquire a substantial equity interest in the Partnership in anticipation of an opportunity to acquire the self-storage properties owned by the Partnership when they are marketed for sale and does not currently intend to change current management or the operation of the Partnership and, except as set forth in the Offer to Purchase and herein, does not have current plans for any extraordinary transaction involving the Partnership. The Purchaser does intend to exercise the voting power of the Units acquired in order to approve a sale of the properties to Purchaser's affiliates, if possible. There can be no assurances that any sale of any property will be completed.
     In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required by the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the Units to the Purchaser. If more than the Units being sought in the Offer are validly tendered and not withdrawn on or prior to the Expiration Date (as defined herein), the Purchaser will, upon the terms and subject to the conditions of the Offer, accept and pay for an aggregate of the Units being sought in the Offer (or, if less, the maximum number of Units that can be purchased without imposing limitations on future resales), pro rata, with appropriate adjustments to avoid purchases of fractional Units. Under no circumstance will interest on the purchase price for Units be paid, regardless of any extension of the Offer or delay in making the payment to Unit Holders.
     As used herein, the term "Expiration Date" will mean the latest time and date to which the Offer is extended by the Purchaser. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right at any time to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in the Offer to Purchase. Any extension will be followed by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
     Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 8, 2001. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the respective Letter of Transmittal in the same manner as such Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered at any time prior to the Expiration Date.
     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Act"), is contained in the Offer to Purchase and is incorporated herein by reference.
     The Purchaser has a list of Unit Holders. The Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials will be mailed to registered owners of the Units and will be furnished to brokers, banks and similar persons whose names, or whose nominees, appear on the list of Unit Holders, or if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units. The Purchaser may also make a request under Rule 14d-5 under the Act, for a new list of the Unit Holders for the purpose of disseminating the Offer to the respective Unit Holders. If made, upon compliance by the Partnership with the request, the Offer materials will be mailed or furnished in the same manner as described above to any Unit Holders on the new list that differ from Purchaser's list.
     Questions and requests for assistance may be directed to the Purchaser at its address and telephone number set forth below. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Purchaser, and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Units pursuant to the Offer.

                 Information About the Offer is Available From:

                            Millenium Management, LLC
                        199 S. Los Robles Ave., Suite 440
                           Pasadena, California 91101
                            Telephone: (800) 611-4613
 April 10, 2001             Facsimile: (626) 585-5929